EX 99.28(h)(21)(ii)

Amendment to
12(d)(1) Investing Agreement

This Amendment is to the 12(d)(1) Investing Agreement dated August 13, 2018 (“Agreement”) between JNL Series Trust, a business trust organized under the laws of Massachusetts, on behalf of itself and its separate series listed on Schedule A (each series, an “Investing Fund”), severally and not jointly, and the investment trusts listed on Schedule B (the “Vanguard Trusts”), on behalf of themselves and their respective series listed on Schedule B (each, a “Vanguard Fund”), severally and not jointly.

Whereas, the parties have agreed to amend Section 4 of the Agreement entitled “Notices” to update the notice information for the Vanguard Funds.

Now, Therefore, effective October 1, 2020, the parties hereto agree to amend Section 4 of the Agreement as follows:

1.	Section 4 is hereby deleted and replaced in its entirety with the following:

4. Notices

Except as otherwise noted, all notices, including all information that either party is required to provide under the terms of this Agreement and the terms and conditions of the Index Order, the Active Order, or the Orders, as applicable, shall be in writing and shall be delivered to the contact identified below by (i) Federal Express or other comparable overnight courier, (ii) registered or certified mail, postage prepaid, return receipt requested, or (iii) facsimile with confirmation during normal business hours.  All notices, demands or requests so given will be deemed given when actually received as evidenced by written confirmation thereof.
If to an Investing Fund:
Susan S. Rhee
Senior Vice President, General Counsel
Jackson National Asset Management, LLC
1 Corporate Way
Lansing, Michigan 48951
Tel: 517-367-4336
Email: susan.rhee@jackson.com

If to the Vanguard Funds:
ETF Counsel
The Vanguard Group, Inc.
Legal Department, V26
100 Vanguard Blvd
Malvern, PA 19355
Tel: (610) 669-3973
Fax: (610) 669-6600
Email: 12d1_Notices@vanguard.com

2.  Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.  Each party hereby represents and warrants to the other parties that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to execute this Amendment.

In Witness Whereof, the parties hereto have caused this Amendment to be executed as of October 22, 2020.  This Amendment may be executed in two or more counterparts, which together shall constitute one document.

JNL Series Trust, on behalf of itself and each Investing Fund listed on Schedule A

By:	/s/ Kelly L. Crosser
Print Name:	Kelly L. Crosser
Title:	Assistant Secretary

Each Of The Vanguard Trusts, on behalf of itself and the Vanguard Funds listed on Schedule B

By:	/s/ Michael J. Drayo
Print Name:	Michael J. Drayo
Title:	Assistant Secretary